EXHIBIT 5.01

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December 9, 2003 Northern Illinois Gas Company (doing business as Nicor Gas Company) 1844 Ferry Road Naperville, IL 60563-9600	Hamburg Hong Kong London Los Angeles Milan Moscow	Paris San Diego San Francisco Silicon Valley Singapore Tokyo Washington, D.C.

File No. 036786-0007

Re:	Registration Statement on Form S-3 (Registration No. 333-65486)
$50,000,000 First Mortgage Bonds, 5.80% Series due December 1, 2023; $50,000,000 First Mortgage Bonds, 5.90% Series due December 1, 2032; and $50,000,000 First Mortgage Bonds, 5.90% Series due December 1, 2033

Ladies and Gentlemen:

In connection with the registration by Northern Illinois Gas Company (doing business as Nicor Gas Company), an Illinois corporation (the “Company’), under the Securities Act of 1933, as amended, on Form S-3 filed with the Securities and Exchange Commission on July 20, 2001 (File No. 333-65486), as amended by Post-Effective Amendment No. 1 filed on December 2, 2003 (collectively, the “Registration Statement”), of $50,000,000 First Mortgage Bonds, 5.80% Series due December 1, 2023 (“Series 2023 Bonds”); $50,000,000 First Mortgage Bonds, 5.90% Series due December 1, 2032 (“Series 2032 Bonds”); and $50,000,000 First Mortgage Bonds, 5.90% Series due December 1, 2033 (“Series 2033 Bonds”) (together, the “Bonds”), to be issued under an indenture dated as of January 1, 1954 between the Company and a trustee (the “Trustee”) and one or more supplements thereto (collectively, the “Indenture”), you have requested our opinion set forth below.

In our capacity as your special counsel in connection with such registration, we are familiar with the proceedings taken by the Company in connection with the authorization and the issuance of the Bonds. In addition, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.

We are opining herein as to the effect on the subject transaction only of the internal laws of the State of Illinois, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state.

Subject to the foregoing and the other matters set forth herein, it is our opinion that as of the date hereof, the Bonds have been duly authorized by all necessary corporate action of the Company, and when executed, issued, authenticated and delivered by or on behalf of the Company against payment therefor in accordance with the Indenture in the manner contemplated

Northern Illinois Gas Company

December 9, 2003

LATHAM & WATKINS LLP

by the Registration Statement, will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinion rendered in the above paragraph relating to the enforceability of the Bonds is subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which any proceeding therefor may be brought; and (iii) we express no opinion with respect to whether acceleration of the Bonds may affect the collectibility of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon.

With your consent, we have assumed for purposes of this opinion that (i) the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (ii) the Trustee has the requisite power and authority to execute and deliver and to perform its obligations under each of the Bonds and the Indenture (collectively, the “Operative Documents”); (iii) each Operative Document to which the Trustee is a party constitutes its legally valid and binding agreement, enforceable against it in accordance with its terms and (iv) the Trustee is in compliance, generally and with respect to acting as trustee under the Indenture, with all applicable laws and regulations. We express no opinion as to the impact of any state or federal laws or regulations applicable to the subject transaction because of the nature or extent of the business of any parties to the Operative Documents, nor with respect to the grant, perfection or priority of any security interest.

We hereby consent to the filing of this opinion as part of the Company’s Current Report on Form 8-K, dated December 9, 2003.

Very truly yours,

/S/    LATHAM & WATKINS LLP